Exhibit 10.1

THIRD LEASE AMENDMENT

THIS LEASE AMENDMENT (“Agreement”) is entered into on this 20th day of August, 2015 by and between Agile Therapeutics, Inc. (“Tenant”) and Bunn Farm Associates, LLC (“Landlord”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into a lease dated November 19, 2010, which was amended on November 20, 2012 and July 24, 2013 (collectively, the “Lease”) for approximately 5,750 square feet of office space on the third floor of Unit A of Herrontown Woods Condominium (“3rd Floor Space”) and approximately 1,250 square feet of additional space located on the second floor of Unit A of Herrontown Woods Condominium (“2nd Floor Space”) both located at 101 Poor Farm Road, Princeton, New Jersey 08540 (collectively “Demised Premises”).

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby expressly acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.                                      Recitals.  The Recitals to this Agreement stated above are hereby incorporated herein by reference.

2.                                      Lease Amendment - Demised Premises.  The Lease shall be amended to extend the term of the Lease of the Demised Premises from December 1, 2015 through 5:00 p.m. on November 30, 2020.

3.                                      Lease Amendment - Monthly Base Rent.  The Monthly Base Rent to be paid by Tenant to the Landlord commencing December 1, 2015 shall be:

3rd Floor Space:

December 1, 2015 — November 30, 2017 - $132,250 / yr. ($11,020.83 /mo.)

December 1, 2017 — November 30, 2019 - $138,000 / yr. ($11,500.00 /mo.)

December 1, 2019 — November 30, 2020 - $143,750 / yr. ($11,979.16 /mo.)

2nd Floor Space:

December 1, 2015 — November 30, 2017 - $30,000 / yr. ($2,500 /mo.)

December 1, 2017 — November 30, 2019 - $31,250 / yr. ($2,604.16 /mo.)

December 1, 2019 — November 30, 2020 - $32,500 / yr. ($2,708.33 /mo.)

Lease Amendment — Other Terms.   Provided no uncured Event of Default by Tenant under the terms of the Lease exists, Tenant shall have the right, any time after December 1, 2018, to terminate the Lease, upon one hundred eighty (180) days prior written notice which may be delivered beginning on May 25, 2018, if (i) Tenant experiences a “Change in Control” (as defined below) or (ii) if after Tenant provides Landlord written notice of

Tenant’s requirements for additional space at 101 Poor Farm Road, Princeton, New Jersey 08540 (“101 Poor Farm Road Building”), at least one of the following occurs:  (a) Landlord is unable or unwilling to lease to Tenant all such additional space in the 101 Poor Farm Road Building that meets Tenant’s needs, as determined by Tenant in its sole discretion, or (b) Tenant and Landlord are unable to agree upon financial terms for a lease of the additional space at 101 Poor Farm Building for a term of at least five (5) years.  For purposes of this Agreement “Change in Control” shall mean a transaction in which the Tenant shall sell or dispose of all or substantially all of its assets, or the owners of the Tenant shall sell more than fifty (50%) percent of the outstanding ownership of the Tenant or shall engage in a consolidation or merger of the Tenant with or into any other entity other than a merger or consolidation in which the Tenant is the surviving entity which does not result in more than fifty (50%) percent of the ownership interest of the Tenant outstanding immediately after the effective date of such merger or consolidation being owned of record or beneficially by persons other than the holders of its capital stock immediately prior to such merger.

4.                                      Condition.  The Tenant is in possession of the Demised Premises and accepts the Demised Premises in its “AS-IS” condition.

5.                                      Entire Agreement.  This Agreement, together with the Lease, as modified, embodies the entire agreement of Landlord and Tenant with respect to the subject matter of this Agreement.  This Agreement supersedes any prior agreements, whether written or oral, with respect to the subject matter of this Agreement.  There are no agreements or understandings which are not set forth in the Lease or this Agreement. This Agreement may be modified only by a written instrument duly executed by Tenant and Landlord.  In the event of any conflict between the terms of this Agreement and the Lease, this Agreement shall govern as to the term in conflict.

6.                                      Binding Effect. The terms and provisions of this Agreement will inure to the benefit of, and will be binding upon, the permitted successors, assigns, personal representatives, heirs, devisees, and legatees of Tenant and Landlord. Tenant and Landlord have executed this Agreement on the respective dates set forth beneath their signatures below. Any agent or other person executing this Agreement on behalf of any party represents and warrants to the others and to Landlord that he or she has full power and authority to execute this Agreement on such party’s behalf.

7.                                      Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New Jersey applicable to agreements executed and to be performed solely within the State of New Jersey.

8.                                      Jurisdiction; Agents for Service of Process.  Any proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the County of Mercer, State of New Jersey, or in the United States District Court for New Jersey, and, by execution and delivery of this

Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

9.                                      Legal Representation.  The parties acknowledge that they have entered into this Agreement after consultation with their respective attorneys.

10.                               Full Force and Effect.  Except as specifically and expressly modified by this Agreement, the terms and conditions of the Lease shall remain in full force and effect.

11.                               Defined Terms.  All capitalized terms that are not otherwise defined herein shall have the meanings assigned to such terms in the Lease.

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Agreement the day and year first above written.

Agile Therapeutics, Inc.

By:	/s/ Al Altomari
Name:	Al Altomari, President & CEO
Date:	8-20-15

Bunn Farm Associates, LLC

By:	/s/ Shawn M. Neufeld
Name:	Shawn M. Neufeld, Manager
Date:	8/20/15